Exhibit 99.1

OceanTech Acquisitions I Corp. Announces Redemption of Shares

New York – June 6, 2023 – OceanTech Acquisitions I Corp. (“OceanTech” or the “Company”) (Nasdaq: OTEC/OTEC/OTECW), a special purpose acquisition company, today announced that on May 30, 2023, at the special meeting of the stockholders of the Company, holders of 1,035,788 shares of Class A common stock of the Company (the “Redeeming Stockholders”) exercised the right to redeem such shares. On June 2, 2023, the Company made cash payments to the Redeeming Stockholders totaling $11,233,820 representing approximately $10.84 per share. Following such payments to the Redeeming Stockholders, the Company’s trust account had a balance of approximately $8,814,443.

About OceanTech Acquisitions I Corp.

OceanTech is a blank check company formed for the purposes of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses, with a focus on companies in the technology industry. The Company is sponsored by Aspire Acquisition LLC.

Contact

Investor Relations

Lena Cati

The Equity Group, Inc.

(212) 836-9611

lcati@equityny.com